EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/24/09	Investors: Donna Rodriguez, 630-623-5126
Media: Heidi Barker, 630-623-3791

McDONALD’S RAISES QUARTERLY CASH DIVIDEND BY 10%

•	Quarterly cash dividend increases 10% to $0.55 per share — the equivalent of $2.20 annually

•	Expect to return more than $16 billion by year end under the 2007-2009 $15 billion to $17 billion total cash return target

OAK BROOK, IL – McDonald's Board of Directors today declared a quarterly cash dividend of $0.55 per share of common stock payable on December 15, 2009 to shareholders of record at the close of business on December 1, 2009.  This represents a 10% increase over the Company’s previous quarterly dividend rate and brings the total quarterly dividend payout to about $600 million.
    McDonald’s Chief Executive Officer Jim Skinner said, "So far in 2009 we’ve returned nearly $4.0 billion to shareholders through dividends and share repurchases, bringing total cash returned since the beginning of 2007 to about $15.5 billion.  With today’s dividend increase, we expect to end the year near the high end of our three-year, $15 billion to $17 billion total cash return target."
     Skinner continued, "This achievement reflects the success of our better, not just bigger strategy, which has helped drive sales, profits and, ultimately, cash from operations.  Going forward, our philosophy on our use of capital remains unchanged.  Our first priority is to reinvest to grow our business and enhance shareholder value.  After these investment opportunities, we expect to return all of our free cash flow over the long term through dividends and share repurchases — while maintaining a strong financial foundation.  Today’s dividend increase underscores our confidence in the long-term strength of our business and ongoing commitment to returning cash to shareholders."
    McDonald’s has raised its dividend each and every year since paying its first dividend in 1976.  The new quarterly dividend of $0.55 per share is equivalent to $2.20 per share annually — quadruple the amount paid in 2004.

Other Information
    Today, McDonald's Corporation announced that it has notified the Chicago Stock Exchange of its intention to delist its common stock from that exchange, effective October 30, 2009.  The Company's decision to discontinue its secondary listing on the Chicago Stock Exchange was due to the low trading volume of its common stock on that exchange.  The Company will continue to maintain its primary listing on the New York Stock Exchange.

Upcoming Communications
    McDonald’s tentatively plans to release third quarter results before the market opens on October 22, 2009 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter on www.investor.mcdonalds.com.

    McDonald's is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries.  About 80% of McDonald's restaurants worldwide are owned and operated by franchisees.  Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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